                                                                    Exhibit 11.1
                             ATHENA MEDICAL CORPORATION
                         CALCULATIONS OF NET INCOME PER SHARE



                                                  For the three months ended  For the nine months ended
                                                          September 30                September 30
                                                -------------------------------------------------------
                                                     1996          1995          1996          1995
                                                -----------   -----------   -----------   -----------
Actual weighted average shares outstanding
for the period                                    9,198,742     8,928,243     9,035,089     7,698,509
Dilutive common stock options and warrants
using the treasury stock method(1)                    -             -             -             -
                                                -----------   -----------   -----------   -----------

Total shares used in per share calculations       9,198,742     8,928,243     9,035,089     7,698,509
                                                -----------   -----------   -----------   -----------

Net loss                                           $717,722      $996,866    $2,800,366    $3,090,023
                                                -----------   -----------   -----------   -----------

Net loss per share                                    $0.08       $  0.11         $0.31         $0.40
                                                -----------   -----------   -----------   -----------
                                                -----------   -----------   -----------   -----------


    (1) Options and warrants outstanding are not included as the effect would be anti-dilutive.




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